Exhibit 10.23

Targa Resources, Inc. 2006 Annual Incentive Plan Description

On February 2, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Targa Resources Investments Inc. (“Targa Investments”), the indirect parent of Targa Resources, Inc. (the “Company”), approved the Targa Resources, Inc. 2006 Annual Incentive Plan (the “Bonus Plan”). The Bonus Plan is a discretionary annual cash bonus plan available to all of the Company’s employees, including its executive officers. The purpose of the Bonus Plan is to reward employees for contributions toward the Company’s achievement of financial and operational goals approved by the Committee and to aid the Company in retaining and motivating employees. Under the Bonus Plan, a discretionary cash bonus pool may be funded based on the Company’s achievement of certain strategic, financial and operational objectives recommended by the Company’s chief executive officer (the “CEO”) and approved by the Committee. The Bonus Plan is administered by the Committee, which considers certain recommendations by the CEO. At the end of the year, the CEO recommends to the Committee the total amount of cash to be allocated to the bonus pool based upon the Company’s overall performance relative to certain financial and operational objectives. Upon receipt of the CEO’s recommendation, the Committee, in its sole discretion, determines the total amount of cash to be allocated to the bonus pool. Additionally, the Committee, in its sole discretion, determines the amount of the cash bonus award to each of the Company’s executive officers, including the CEO. The executive officers determine the amount of the cash bonus pool to be allocated to certain of the Company’s departments or groups. Funds allocated to departments or groups within the Company will be used to pay cash bonuses to the Company’s employees (other than the executive officers of the Company) based upon criteria established by management. The Committee has targeted a cash bonus pool for achievement of the financial performance and operational objectives based on individual employee market-based target percentages ranging from approximately 3% to 50% of each employee’s eligible earnings. Generally, eligible earnings are an employee’s base salary, but some non-exempt employees’ overtime pay qualifies as eligible earnings.

For 2006, 35% of the cash bonus pool was attributable to the achievement of an EBITDA component and 65% of the cash bonus pool was attributable to the achievement of key strategic and operational objectives. The financial objective for 2006 was based on our achieving certain levels of EBITDA. EBITDA was selected as the financial objective for 2006 because it is used as a supplemental financial measure by us and by external users of our financial statements such as investors, commercial banks and others, to assess our performance. The strategic and operational objectives were the following eight items: (i) selling North Texas; (ii) executing an initial public offering of a master limited partnership; (iii) repairing the coastal Louisiana plants and reestablishing associated throughput volume performance; (iv) recovering insurance proceeds for hurricane related damage; (v) renegotiating certain of our commercial contracts; (vi) increasing wellhead volumes connected to the Company’s gathering lines; (vii) monitoring and managing operating expenses and general and administrative costs; and (viii) performance of development activities, such as acquisitions, project development and other opportunities involving synergies. The Bonus Plan established goals that the Committee considered when making awards under the Bonus Plan and also established the following threshold, target and maximum levels for the Company’s bonus pool: 50% of the cash bonus pool for the threshold level; 100% for the target level and 200% for the maximum level. The funding of the cash bonus pool and the payment of individual cash bonuses to employees, including our named executive officers, was subject to the sole discretion of the Committee.